Exhibit 99.2

Item 4

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Pursuant to a letter agreement dated October 27, 2021, as amended (“Investor 1’s Letter Agreement”), among EBS Aggregator Blocker Holdings, LLC (“EBS Aggregator Blocker”), Vesey Street Capital Partners, L.L.C. (“Vesey”), affiliated entities, and SC Contour Limited (“Investor 1”), Investor 1 has the right to request that up to 2,438,005 shares of Common Stock held directly by EBS Aggregator Blocker be released to Investor 1 within one (1) business day of such request. Investor 1’s Letter Agreement contains a blocker provision under which Investor 1 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 1 would beneficially own more than 4.99% of the Common Stock. Investor 1, upon not less than 61 days’ notice to EBS Aggregator Blocker, may increase the beneficial ownership limitation.

Pursuant to a letter agreement dated October 27, 2021, as amended (“Investor 2’s Letter Agreement”), among EBS Aggregator Blocker, Vesey, affiliated entities, and Thrivent White Rose Fund XI Equity Direct, L.P. (“Investor 2”), Investor 2 has the right to request 5,169,820 shares of Common Stock (the “Distributed Shares”) currently held by EBS Aggregator Blocker be released directly to Investor 2 within one (1) business day of such request. In May 2026, Investor 2 exercised its right pursuant to Investor 2’s Letter Agreement and received the Distributed Shares from EBS Aggregator Blocker (the “Distribution”). Substantially concurrently with the Distribution, Investor 2 executed a proxy and voting agreement dated May 20, 2026 (the “Proxy and Voting Agreement”) with Vesey whereby Investor 2 appointed Vesey to be Investor 2’s proxy agent and to vote all of the Distributed Shares with respect to all matters submitted to Investor 2 at all meetings of AirSculpt Technologies, Inc.’s stockholders, or any adjournments thereof, and in all consents to any actions taken without a meeting (the “Proxy”). The Proxy commenced as of the date of the Proxy and Voting Agreement and shall terminate automatically and without further action on the earlier of (a) the date that is twelve (12) months following the date of the Proxy and Voting Agreement or (b) the date on which Investor 2 ceases to beneficially own or hold of record any of the Distributed Shares. Vesey and EBS Aggregator Blocker may be deemed to share voting power over the Distributed Shares pursuant to the Proxy and Voting Agreement. Vesey and EBS Aggregator Blocker do not have dispositive power over the Distributed Shares. The Reporting Persons have not been furnished information regarding any disposition of the Distributed Share by Investor 2 and, for purposes of this Schedule 13G, have assumed that Investor 2 continued to hold all such shares as of the date of this Schedule 13G.

Pursuant to a letter agreement dated October 27, 2021, as amended (“Investor 3’s Letter Agreement”), among EBS Aggregator Blocker, Vesey, affiliated entities, and an investor (“Investor 3”), Investor 3 has the right to request 779,601 shares of Common Stock currently held by EBS Aggregator Blocker be released directly to Investor 3 within one (1) business day of such request. Investor 3’s Letter Agreement contains a blocker provision under which Investor 3 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 3 would beneficially own more than 4.99% of the Common Stock. Investor 3, upon not less than 61 days’ notice to EBS Aggregator Blocker, may increase the beneficial ownership limitation.

Pursuant to a letter agreement dated October 27, 2021, as amended (“Investor 4’s Letter Agreement”), among EBS Aggregator Blocker, Vesey, affiliated entities, and an investor (“Investor 4”), Investor 4 has the right to request 1,977,637 shares of Common Stock currently held by EBS Aggregator Blocker be released directly to Investor 4 within one (1) business day of such request. Investor 4’s Letter Agreement contains a blocker provision under which Investor 4 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 4 would beneficially own more than 4.99% of the Common Stock. Investor 4, upon not less than 61 days’ notice to EBS Aggregator Blocker, may increase the beneficial ownership limitation.